A Letter from MabVax Therapeutics President and Chief Executive Officer

Dear Fellow Stockholder:

You have invested in MabVax Therapeutics because you share our passion for finding new therapies for the treatment of difficult cancers.  You also share our excitement about our product development programs and the important milestones in our near future that will drive additional value creation.

In this first stockholder letter, I will share with you our recent activity and progress, as well as our future plans to create and maximize stockholder value.  I would also like to use this letter as an opportunity to tell you about our differentiated approach to Immuno-Oncology and why that is important in our value creation efforts.

MabVax Therapeutics Holdings, Inc. is a clinical stage oncology drug development company focused on the development of proprietary human antibody-based therapeutic and diagnostic products and vaccines to address unmet medical needs in the treatment of cancer.

Human Monoclonal Antibody Pipeline

We have discovered a pipeline of human monoclonal antibody products based on the protective immune responses generated by patients who have been immunized against targeted cancers with MabVax’s proprietary vaccines.  This means that our antibody discovery technology is able to identify and recover the antibodies patients have made against the vaccines and thus against the cancers. We search for the very best antibody any one patient makes against the vaccine and that one antibody can become our monoclonal antibody development candidate. MabVax is a leading innovator in this unique approach to discovering potentially valuable antibodies to cancer antigens that have historically been difficult to target.

MabVax’s lead antibody development program is called HuMab 5B1 and is a fully human antibody which was discovered from blood samples of breast cancer patients receiving one of the vaccines at Memorial Sloan Kettering Cancer Center (MSKCC) licensed to MabVax.  The antibody has shown potent cancer cell killing capability and efficacy in animal models of pancreatic, colon, and small cell lung cancer.

In addition to its therapeutic benefits, the HuMab 5B1 antibody has shown significant potential as a next generation PET imaging agent.  Taking advantage of the antibody’s ability to target a pancreatic cancer cell, the antibody is conjugated to a radioactive label and as the antibody attaches to the tumor, oncologists could detect pancreatic tumors that have been difficult to detect with current technologies.

The Company is filing INDs (Investigational New Drug Applications) for both of the 5B1 based products in the fourth quarter of 2015 and will enter Phase I clinical trials shortly after the first of the year.

Cancer Vaccine Pipeline

Our therapeutic cancer vaccine program represents our most clinically advanced products in development. These vaccines, which were developed at MSKCC and are exclusively licensed to MabVax, are administered as adjuvant therapies - given after surgery and/or completion of chemotherapy – and elicit a protective antibody response. The clinical objective is to have the antibodies seek out circulating tumor cells and micro-metastases left after treatment to kill them before they can cause cancer recurrence and shorten survival.

Our two lead cancer vaccines - targeting recurrent sarcoma and ovarian cancer - are currently in separate proof of concept randomized, double blind, multi-center Phase II clinical trials. To date, we have received nearly $2 million in grants from the National Cancer Institute (NCI) to support our sarcoma vaccine development; and the ovarian vaccine trial is fully funds through NCI grants.  Both trials are fully enrolled and the treatment phase completed.  We are monitoring patients for overall survival and that result is likely to be available in 2016.

Our current corporate strategy is to develop our products through human clinical proof of concept phase, at which point we would look to enter into strategic partnerships and collaborations whereby further clinical development would be funded by third parties.  We believe for an early stage Company this approach will create stockholder value in a shorter time frame.

Summary of Significant Accomplishments

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We greatly enhanced our balance sheet by completing an $11.7 million capital raise in April 2015 led by NYSE-listed OPKO Health, Inc. (“OPKO”) and its Frost Gamma Investments Trust (“FGIT”), an affiliated entity of OPKO’s CEO and Chairman, Dr. Phillip Frost;

➢	We received the second portion of a National Institutes of Health (NIH) contract for $1.5M to substantially offset the costs of the preclinical development of our HuMab 5B1-based diagnostic product;

➢	We have extended our collaboration agreement with Heidelberg Pharm on the development of antibody-drug conjugates utilizing our lead antibody candidate, HuMab 5B1;

➢	We have significantly improved the liquidity of our stock over the last three months to where our average daily trading volume has improved to approximately 100,000 shares;

➢	We have the exclusive license to a portfolio of therapeutic cancer vaccines from MSKCC;

➢	We have received a total of $6M in non-dilutive financing from the NIH in support of both our antibody and vaccine programs;

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We currently have two anti-cancer vaccine products in proof of concept late-stage Phase II multi-center clinical trials supported by multiple NIH grants with overall survival results anticipated in 2016;  and

➢	Our antibody discovery platform has produced a library of more than 100 fully-human antibody leads to validated solid tumor antigens.

Goals for the next 12 to 18 months

➢	We plan to initiate a phase 1 clinical trial of our lead fully-human antibody candidate, HuMab 5B1, as a therapeutic treatment for metastatic pancreatic cancer in early 2016;

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We also plan to initiate a phase 1 clinical trial of our HuMab 5B1-based companion diagnostic product as a next generation PET imaging agent to aid in the diagnosis and treatment assessment of metastatic pancreatic cancer in early 2016;

➢	We have a Phase II-ready therapeutic cancer vaccine for the childhood cancer neuroblastoma, which was granted Orphan Drug Designation by the FDA and plan to enter the clinic in 2016;

➢	We have four near-term clinical milestones; and

➢	We believe we are well positioned to execute on our strategic business plan with a view toward maximizing stockholder equity.

How Our Antibody Discovery Platform Works

We believe that the MabVax antibody discovery platform represents cutting edge innovation.  More specifically, our novel human antibodies are discovered from blood samples of patients vaccinated at MSKCC as well as other clinical sites with therapeutic cancer vaccines licensed by MabVax.  We study the protective immune response created by repeated vaccination of cancer patients in order to identify the ideal antibody candidate against a specific target on the surface of a cancer cell. Our lead antibody candidates have been recovered from patients who had substantially better treatment outcomes than most all other vaccinated patients.

This approach to fully human antibody discovery identifies antibody candidates with superior performance characteristics while minimizing many of the toxicity and immunogenicity drawbacks commonly seen with non-human antibody discovery technologies.

The MabVax discovery platform relies on a focused discovery approach that can identify antibodies and move them rapidly toward clinical trials.  The current lead antibody development candidates have not required further engineering to optimize key attributes such as binding, targeting, or cytotoxicity making the development pathway very efficient.

Our highly experienced researchers have utilized our technology platform to discover more than 100 fully-human antibodies to eleven separate cancer targets consistently overexpressed on solid tumors.

Several of the antibodies from this library have already demonstrated the potential to be successful therapies. We believe our approach to identifying and developing therapeutic monoclonal antibodies from human antibodies represents a unique approach coupled with extensive experience and expertise.

Our Lead Antibody – HuMab 5B1

MabVax’s HuMab 5B1 is a fully human antibody which was discovered from blood samples of breast cancer patients receiving one of the vaccines at MSKCC licensed to MabVax. The HuMab 5B1 antibody was recovered from one patient who responded particularly well to the vaccine and has no detectable disease five years after completion of the course of vaccinations. The HuMab 5B1 antibody has demonstrated high specificity, affinity, and lack of cross-reactivity with closely related antigens.  The antibody has also shown potent cancer cell killing capacity and efficacy in animal models of pancreatic, colon, and small cell lung cancer.

Application as a Therapeutic – The target antigen is present on a variety of cancers and is highly prevalent on metastatic pancreatic and colon cancer. Research has shown that the target antigen is present in 80% of pancreatic cancer cases (Dong et al. World Journal of Surgical Oncology 2014, 12:171) Given the high prevalence of this antigen, we have focused our drug development plan on developing a therapeutic application for addressing this difficult disease that has a critical unmet medical need.

Application as a PET Imaging Agent – In addition to its therapeutic benefits, the HuMab 5B1 antibody has shown significant potential as a next generation PET imaging agent.  Taking advantage of the antibody’s ability to target a pancreatic cancer cell, the antibody is conjugated to a radioactive label and as the antibody attaches to the tumor, improving the detection of pancreatic tumors and metastatic sites.

Application as an Antibody Drug Conjugate – Additionally, we have collaborated with Heidelberg Pharm to test an antibody drug conjugate (ADC) using our HuMab 5B1 antibody and Heidelberg’s linker and toxin technology in animal models of pancreatic cancer. The results of both the in vitro and in vivo experiments provide strong support for moving the program forward into further preclinical and eventually clinical development.

Near Term Clinical Development – I am excited to inform you that we plan to initiate two Phase I clinical trials for HuMab 5B1 in late 2015.  One program will determine the safety and potential utility of HuMab 5B1 in subjects with metastatic pancreatic cancer as a single agent or in combination with the current standard of care.  The second program will be aimed at demonstrating the utility of 89Zr-HuMab 5B1, our radiolabeled HuMab 5B1 antibody, as a next generation PET imaging agent for the diagnosis and management of pancreatic cancer.

The results of our advanced preclinical study in tumor imaging using our lead antibody candidate, HuMab 5B1 conjugated to a radiolabel, were published in the Journal of Nuclear Medicine. We applied for, and received a contract from, the NIH for the development of the HuMab 5B1 antibody conjugated to a radiolabel for PET imaging of pancreatic cancer. Our dual approach to the development of HuMab 5B1 gives us the potential to penetrate a substantial pancreatic cancer imaging market independent of the development success of HuMab 5B1 as a therapeutic agent.

We are excited about the potential of this dual-product approach, utilizing a therapeutic antibody in combination with a companion diagnostic agent.  We believe this unique dual-product development approach is applicable to other cancers utilizing our HuMab 5B1 antibody as well as with follow-on antibodies already under development in our preclinical pipeline.

Our Collaborations with Memorial Sloan Kettering Cancer Center

MabVax has licensed eight different cancer vaccines from MSKCC and has the exclusive right to receive blood samples from vaccinated patients to screen for and identify effective antibodies produced in response to those vaccines. It is from these blood samples that we interrogate the protective immune response from numerous vaccinated patients in order to identify the ideal antibody candidate against a specific target on the surface of a cancer cell.

Separately, last September, we entered into agreements with MSKCC and Juno Therapeutics (NASDAQ: JUNO) for the development of novel therapeutic products using antibody targeting sequences derived from the fully-human antibodies discovered using the MabVax antibody discovery platform.

Under the agreements, we are currently supplying unique targeting sequences from our fully-human antibodies to MSKCC researchers who are conducting the early stage research and development of Chimeric Antigen Receptor (CAR) T-cell therapeutics using the MabVax antibody sequences.  Future testing includes both in vitro and in animal models with the objective of producing anti-cancer therapeutics targeting certain solid tumors.

Juno has an option to license the right to CAR T-cell therapies incorporating MabVax targeting sequences in exchange for potential milestones and royalties paid to MabVax and MSKCC.

Our Therapeutic Cancer Vaccine Program

Our therapeutic cancer vaccine program represents our most clinically advanced products in development. These vaccines, which were developed at MSKCC and are exclusively licensed to MabVax, are administered as adjuvant therapies - given after surgery and/or completion of chemotherapy – and elicit a protective antibody response. The antibodies seek out circulating tumor cells and micro-metastases to kill them before they can cause cancer recurrence.

Both clinical programs began in 2010 and will follow patients to the overall survival (OS) endpoint, which is the primary efficacy endpoint for the evaluation of the vaccines efficacy and safety. We expect to report the pivotal endpoint of overall survival for both Phase II vaccine trials in 2016. Importantly, a significant majority of expenses required to complete on-going trials has already been spent so the current expenditures devoted to following patients for survival is minimal.

The Phase II sarcoma vaccine study enrolled 134 metastatic sarcoma patients at 13 clinical sites. The vaccine is designed to elicit the production of antibodies against three well known and highly prevalent sarcoma antigens.

The Phase II ovarian vaccine study enrolled 164 ovarian cancer patients at 20 clinical sites. The vaccine is designed to elicit an immune response against the most common antigens over expressed on the surface of ovarian cancers. The trial is fully funded by the NCI and clinical trial management is assigned to the Gynecologic Oncology Group.

The Completed Phase I Neuroblastoma vaccine study addresses a very difficult childhood cancer, the most common extra-cranial solid tumor in children patients.  Overall expected survival with current standard of care is very poor even with intensive therapy. A Phase 1 trial for the neuroblastoma vaccine was completed at MSKCC and produced encouraging results.  To offset clinical manufacturing and trial expenses, we have received grants of $250,000 from the NIH.  The vaccine has received Orphan Drug Designation from the FDA.  We intend to initiate a Phase II clinical trial for the vaccine in 2016.

Solid IP Position

We have an ever growing portfolio of patents and patents pending and we will continue to file for additional patents when appropriate on an as needed basis.

We currently have 61 patents including 20 issued vaccine patents in the U.S. and 41 patents outside the U.S.  Our issued patents cover monovalent vaccines, methods of manufacture, and methods of use.

We also have 8 patent applications pending of which 2 are in the U.S. and 6 are outside the U.S.  These applications cover our proprietary antibody discovery program and lead drug development candidates as well as combinations of monovalent vaccines in areas of small cell, breast, and ovarian cancer.

Corporate Development

April 2015 Financing – In April 2015, OPKO and FGIT led an $11.7 million financing.  To date, the Company has raised approximately $40 million, of which $6 million is NIH non-dilutive grant funding.  We operate as semi-virtual company to keep fixed overhead down and to focus our resources on discovery and early development where capital demands are less intensive.  The financing closed in April will provide MabVax with funds to advance our pipeline of clinical products through several key milestones and allow us to pursue additional preclinical research programs in our pipeline through the remainder of 2015.

Application for Up-listing to a National Exchange – As a result of our recent financing, we have applied for an up-listing to the NASDAQ and NYSE AMEX and will finalize our decision on our listing later this year depending on our ability to satisfy certain remaining requirements of each exchange.

Annual Meeting Matters – Our proxy statement has been provided in this mailing requests Stockholders approve several very important resolutions, including:

●	First management asks that you re-elect two Class III directors to serve until the 2018 Annual Meeting of Stockholders. Ken Cohen and Paul Maier have served the company exceptionally well over the previous two years. Ken and Paul are chairman of the Compensation and Audit Committees, respectively, and have given freely of their time and expertise at a critical juncture of the company

●	We ask that Stockholders grant the Board of Directors the authority, in its sole direction, to determine whether a higher stock price is required to meet the listing qualifications for one of the national stock exchanges, and if so, to approve an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our issued and outstanding common stock by a ratio of not less than one-for-two and not more than one-for-four at any time prior to August 26, 2016, with the exact ratio to be set at a whole number within this range as determined by the Board of Directors. We are committed to uplisting to a national exchange and we would like to have the option of doing a reverse stock split if a specific stock price is the only listing requirement remaining that we need to achieve before uplisting.

●	To approve the Second Amended and Restated MabVax Therapeutics Holdings, Inc. 2014 Employee, Director and Consultant Equity Incentive Plan, including the reservation of 8,360,789 shares of common stock for issuance thereunder. Prior to the revised equity incentive plan, management held less than 2% of the Company’s shares which is far below the ownership level required to attract and retain the type of management team desired to build a valuable biotechnology company. (The ownership position stated excludes stock purchased by Dr. Livingston in the Series A and B private equity investment rounds in prior years.)

Conclusion

We believe MabVax Therapeutics is currently in the strongest position at any time in its history.  We feel we have an opportunity to create significant stockholder value by developing our products through human clinical proof of concept phase, at which point we would look to enter into strategic partnerships and collaborations whereby further clinical development would be funded by third parties.  We anticipate reaching at least four clinical milestones in the next 12-18 months, each of which could prove as catalysts for increasing stockholder value.

Thank you for your investment and continued interest in MabVax Therapeutics.  We welcome you to join us in San Diego on August 26, 2015, for our Annual Meeting of Stockholders.

Sincerely,

J. David Hansen
President & CEO